Exhibit 99.1

CorMedix Granted Extension of NYSE MKT Listing

Bridgewater, New Jersey, April 22, 2013 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease, received a notice from the NYSE MKT that the NYSE-MKT has accepted CorMedix’s plan to regain compliance with Section 1003(a)(iv) of the continued listing standards of the NYSE-MKT and granted CorMedix an extension until June 30, 2013 to regain compliance.

CorMedix had received notice on April 20, 2012 from the NYSE MKT informing it that CorMedix was not in compliance with Section 1003(a)(iv) of the NYSE MKT’s continued listing standards due to financial impairment. CorMedix was afforded the opportunity to submit a plan to the NYSE MKT to regain compliance and, on May 17, 2012, presented its plan to the NYSE MKT. On June 27, 2012, the NYSE MKT accepted CorMedix’s plan and granted it an extension until August 22, 2012 to regain compliance with the continued listing standards. On September 21, 2012, the NYSE MKT notified CorMedix that it granted CorMedix another extension to January 31, 2013 and on February 1, 2013, NYSE MKT notified that CorMedix was further granted extension until April 15, 2013 to regain compliance with the continued listing standards of the NYSE MKT.

Separately, and as previously reported, on April 5, 2013, CorMedix received notice from NYSE MKT indicating that CorMedix was not in compliance with Section 1003(a)(i) of the NYSE MKT’s continued listing standards due to having less than $2 million of stockholders’ equity as reported in its Form 10-K for the fiscal year ended December 31, 2012. Under NYSE MKT regulations, CorMedix must submit a plan of compliance no later than May 6, 2013 to address how it intends to regain compliance by October 20, 2013. If that plan is accepted by NYSE MKT, CorMedix may be able to continue its listing through October 20, 2013, during which time CorMedix will be subject to periodic review to determine whether it is making progress consistent with the plan.

If CorMedix is not in compliance with all of the NYSE MKT’s continued listing standards within the timeframes provided, or does not make progress consistent with the prior plan or the new plan to be submitted to the NYSE MKT during the respective plan period, the NYSE MKT will initiate delisting proceedings.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease. CorMedix most advanced product candidate is CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: CorMedix's ability to maintain its listing on the NYSE MKT; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including CE Marking for Neutrolin® in Europe; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources, obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's ability to enter into and maintain collaborations with third parties for its development programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

Randy Milby

Chief Executive Officer

CorMedix Inc.

908-517-9489